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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

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                                   FORM 8-A

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               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE

                        SECURITIES EXCHANGE ACT OF 1934

                         CHIEFTAIN INTERNATIONAL, INC.
            (Exact name of registrant as specified in its charter)

          ALBERTA, CANADA                                     NONE
      (State of Incorporation                           (I.R.S. Employer
          or Organization)                           Identification Number)

                                 1201 TD Tower
                               10088-102 Avenue
                           Edmonton, Alberta T5J 2Z1
                                    Canada

         (Address, including zip code, of principal executive offices)

                              John L. Roach, Inc.
                              4150 Lincoln Plaza
                                500 North Akard
                              Dallas, Texas 75201
                                (214) 922-9850

      (Name, Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Agent for Service in the United States)

       Securities to be registered pursuant to Section 12(b) of the Act:

          Title of each class            Name of each exchange on which
          to be so registered            each class is to be registered

             Common Share                    American Stock Exchange
            Purchase Rights

          If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A.(c), please check the following box. /X/

          If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. / /

        Securities Act registration statement file number to which this form relates: [Not Applicable]

       Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
                               (Title of Class)


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Item 1.  Description of Securities to be Registered.

               On May 26, 1994, the shareholders of Chieftain International, Inc., at their annual meeting, ratified the shareholder rights plan adopted by the Board of Directors of Chieftain International, Inc. on February 23, 1994, as amended. Pursuant to our rights plan, one right to purchase additional common shares attaches to each of our common shares. In addition, one convertible right attaches to each $1.8125 Convertible Redeemable Preferred share of Chieftain International Funding Corp. Each convertible right entitles its holder to receive one right to purchase additional common shares for each whole common share issued upon conversion of such convertible preferred share into our common shares. The rights and the convertible rights trade automatically with their respective shares and become exercisable under the circumstances described below. Until a right is exercised, the holder of the right, as such, will have no rights as a shareholder, including the right to vote or receive dividends. The description and terms of the rights and convertible rights are set forth in a Shareholder Rights Plan Agreement dated as of February 23, 1994, between the Company and R-M Trust Company, as rights agent, as amended.

CERTAIN EFFECTS OF OUR RIGHTS PLAN

               Our rights plan is designed to protect our shareholders in the event of unsolicited offers to acquire and other coercive takeover tactics. The primary purpose of our rights plan is to ensure that any bid for our common shares, in the context of a takeover, will be made for all our common shares, at the same price, and with sufficient time for our common shareholders to fully consider the bid. The provisions of our rights plan may render an unsolicited takeover of us more difficult or less likely to occur or might prevent such a takeover, even though such a takeover may offer our common shareholders the opportunity to sell their common shares at a price above the prevailing market rate and may be favored by a majority of our common shareholders.

SUMMARY OF PRINCIPAL ATTRIBUTES OF OUR RIGHTS PLAN

               The following is a general summary of the terms of the our rights plan, which is qualified in its entirety by reference to the text of the rights plan agreement.

          (a) One right to purchase common shares on the terms and conditions set forth in the rights plan agreement is issued at no cost and attaches to each outstanding common share.

          (b) One convertible right entitling the holder to receive one right for each whole common share issued on conversion of a $1.8125 Convertible Redeemable Preferred share of Chieftain International Funding Corp., which is convertible into the our common shares, is issued at no cost and attaches to each such outstanding convertible preferred share.

          (c) Until the "separation time" (the eighth trading day following the earlier of (1) the date on which a person or group of people acquire beneficial ownership (as defined in the rights plan) of 25% or more of our common shares (an "acquiring person") and (2) the commencement date of a takeover bid which is not a Permitted Bid (as defined below)), rights trade with the common shares to which they are attached, have no value and may not be exercised.

          (d) At the separation time, rights separate and trade separately from the common shares and, promptly following the separation time, separate certificates evidencing the rights are mailed to holders of record of our common shares and, as applicable, to the holders of record of the $1.8125 Convertible Redeemable Preferred shares of Chieftain International Funding Corp. as of the separation time. In addition, after the separation time, each right (other than any rights held by the Acquiring Person) may be exercised to acquire, on payment of the exercise price, common shares having an aggregate market value equal to twice the exercise price. The initial exercise price of a right is Canadian $80 or the U.S. dollar equivalent thereof (the "exercise price") and is subject to certain adjustments. Where a takeover bid that is not a Permitted Bid or a Competing Permitted Bid (as defined below) is withdrawn after the separation time, our board of directors may elect to redeem all the outstanding rights at a price of Canadian $0.001 each. Upon such redemption, the rights plan will continue in effect as if the separation time had never occurred.

          (e)  A Permitted Bid is an offer:

               o    that is open for a minimum of 75 days;

               o that is made to acquire all of our outstanding common shares;

               o that is made by an offeror holding not more than 10% of our common shares;

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               o    pursuant to which the offeror agrees not to acquire any
                    additional common shares unless 50% or more of the shares not held by the offeror are tendered, failing which the offer will cease to be a Permitted Bid; and

               o which, if successful, allows shareholders who have not already tendered their shares a further 15 business days in which to do so.

          (f) A Competing Permitted Bid has the same requirements as a Permitted Bid except that a Competing Permitted Bid must remain open for the greater of 21 days and the time then remaining under the outstanding Permitted Bid. The reduction in the acceptance time for a Competing Permitted Bid is intended to allow, to the extent possible, all takeover bids to be considered by our common shareholders within the same time period.

          (g)  The rights plan has a term of 10 years from February 23, 1994.

GENERAL IMPACT OF OUR RIGHTS PLAN

               The rights plan should not deter a person from acquiring control of us if that person is prepared to make a takeover bid pursuant to the Permitted Bid or Competing Permitted Bid requirements. However, if an acquiring person makes a bid to acquire 25% or more of our common shares, other than by a Permitted Bid or Competing Permitted Bid, holders of Rights, other than the acquiring person, may acquire additional common shares at a 50% discount to the then prevailing market price. As a result, it is unlikely that any person will acquire 25% or more of our outstanding common shares other than by way of a Permitted Bid or a Competing Permitted Bid.

               The proxy mechanism of the Business Corporations Act (Alberta) is not affected by our rights plan, and a shareholder may use his statutory rights thereunder to promote a change in our management or direction. Under the Business Corporations Act (Alberta), shareholders holding not less than 5% of a company's outstanding shares that carry the right to vote may requisition the board of directors of that company to call a meeting of shareholders.

               The rights plan agreement describing the rights plan, specifying the terms of the rights and including the Form of Rights Certificate, Form of Assignment, Form of Election to Exercise and an accompanying notice (Attachment 1 to the rights plan agreement) are filed herewith as exhibits. The foregoing description of the rights does not purport to be complete and is qualified in its entirety by reference to such exhibits, which are incorporated herein by reference.

Item 2.  Exhibits.

          1. Shareholder Rights Plan Agreement, dated as of February 23, 1994, between Chieftain International, Inc. and the R-M Trust Company, as rights agent, as amended.

          2.   Press Release dated May 26, 1994.


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                                   SIGNATURE

               Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                       CHIEFTAIN INTERNATIONAL,

                                       INC.

                                       by   /s/ Edward L. Hahn
                                         ----------------------------------
                                            Name:  Edward L. Hahn
Date:  October 20, 1999                     Title:  Senior Vice President,
                                                    Finance and Treasurer


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                               INDEX OF EXHIBITS


          Exhibit No.               Title

               1 Shareholder Rights Plan Agreement, dated as of February 23, 1994, between Chieftain International, Inc. and The R-M Trust Company, as rights agent, as amended.

               2              Press Release dated May 26, 1994.


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